UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2023

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4224 Campus Point Court, Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

On January 6, 2023, Sanofi delivered written notice to Regulus Therapeutics Inc. (the “Company”) of Sanofi’s election to terminate in its entirety the second amended and restated collaboration and license agreement entered into between Sanofi and the Company on February 4, 2014, as amended (the “Agreement”). Previously, on July 12, 2022, the Company received notification from Sanofi of its decision to terminate the Phase 2 clinical study of lademirsen for the treatment of Alport syndrome for failure to meet Sanofi’s pre-defined futility criteria. Regulus was notified at that time, that Sanofi was evaluating other opportunities for the program in other indications and according to Sanofi, the decision to terminate the study did not stem from any safety issues. In accordance with the Agreement, the termination will become effective on February 5, 2023, which is 30 days following the date of delivery of the notice by Sanofi.

Under the terms of the Agreement, Regulus had granted Sanofi a worldwide, royalty-free, fee-bearing, exclusive license, with the right to grant sublicenses, under our know-how and patents to develop and commercialize miR-21 compounds and products for all indications, including Alport Syndrome. Sanofi assumed all responsibilities and obligations for developing and commercializing each of our miR-21 programs, including lademirsen for the treatment of Alport Syndrome. Lademirsen was the only product candidate from the collaboration advanced against miR-21 into the clinic. In addition, under the Agreement Sanofi had opt-in rights to our preclinical program targeting miR-221/222 for oncology indications.

Under the terms of the Agreement, Regulus was eligible to receive $25.0 million in further development milestone payments in the event the Phase 2 clinical study of lademirsen achieved its primary clinical endpoint or upon Sanofi’s election to advance the program into later stages of clinical development. In addition, in the event Sanofi exercised its opt-in rights to the miR221/222 program, Regulus was eligible to receive milestone payments related to the development and commercialization of miR-221/222 for hepatocellular carcinoma of up to $38.8 million for proof-of-concept option exercise fees, $25.0 million for clinical milestones and up to $130.0 million for regulatory and commercial milestones. Regulus was also eligible to receive royalties based on a percentage of net sales of any products from the miR-221/222 program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: January 6, 2023	By:	/s/ Joseph Hagan
Joseph Hagan
President and Chief Executive Officer